                                                                   Exhibit 99.01

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
Media Contact:    Cam L. Collova              Investor Contact:    Warren M. Posey
                  VP, Corporate Relations                          Assistant Treasurer
                  (717) 396-2169                                   (717) 396-2216
                  Tom Daly/David Kronfeld

                  Kekst and Company
                  (212) 521-4800

In Europe:        Seth Goldschlager
                  Idees/Dialogue Conseil
                  (33) 01-44-43-79-42

In Canada:        Ken Cavanagh
                  NATIONAL Public Relations
                  (514) 843-2386

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                             FOR IMMEDIATE RELEASE
                             ---------------------

             ARMSTRONG ISSUES CIRCULAR FOR EXTENSION OF DOMCO OFFER

                -- Armstrong's Pending Lawsuits to be Supported
                     by Quebec Securities Commission Ruling
         that Tarkett's Proposed Acquisition is a Takeover of Domco --



LANCASTER, PA, August 26, 1997 -- Armstrong World Industries, Inc. (NYSE:ACK) today announced that it has filed its amended circular to extend its CDN$23.00 all cash offer for all the outstanding common shares of Domco, Inc. (MSE:DOC; TSE:DOC) until October 10, 1997.

In its circular, Armstrong takes issue with the recent rejection of Armstrong's offer by the Domco Board. Armstrong notes that the Domco Board has refused to issue new shares to Armstrong, which would ensure the success of Armstrong's CDN$23.00 offer to all shareholders. In support

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

of its refusal, the Domco Board incorrectly determined that Domco is not "in play." The circular states:

     "...the Board's determination that Domco is not 'in play' is contrary to the history of the negotiations between Sommer and Armstrong and to the conclusion of the staff of the Quebec Securities Commission that the proposed Sommer-Tarkett transaction constitutes an indirect take-over bid for Domco. The Board used the 'not in play' rationalization to support its refusal to issue Common Shares to Armstrong and thereby enable the Minimum Condition [which would allow Armstrong to provide CDN$23.00 to all shareholders] to be met. Armstrong was invited by Sommer to make an all cash offer for Sommer's flooring business, including Domco, which would have included the Common Shares owned by Sommer and those owned by the minority. Armstrong made such an offer in April 1997. Almost immediately after rejecting this offer, Sommer and Tarkett announced the Tarkett Bid. Subsequently, Armstrong made the Offer which is available to all holders of Domco Securities. The Tarkett Bid clearly put Domco in play."

Armstrong's circular also criticizes the Domco Board for its favoritism to Domco's majority shareholder and its lack of neutrality in evaluating Armstrong's offer. The circular states:

     "The Board's recommendation amounts to an endorsement of the proposed
     Sommer-Tarkett transaction which excludes Domco's minority shareholders....
     This endorsement has been made despite the fact that Sommer and Tarkett have not provided any meaningful information about their plans for Domco and Tarkett U.S., and the fact that the Tarkett Bid is at an implied value which the Committee's own financial adviser has reported is less than current market price... The Board's action does not reflect a neutral course. It favours Sommer's interest over the interests of Domco's minority shareholders. The Board's duty is not to protect Sommer at the expense of minority shareholders but to enhance value for all securityholders."

George A. Lorch, Chairman and Chief Executive Officer of Armstrong, said, "We are pressing forward with our offer for Domco and we look forward to a full hearing in court, where we believe our complaints against the actions of Sommer, Tarkett, and the Domco Board will be completely vindicated. The recent ruling by the Quebec Securities Commission, affirming that the proposed Sommer-Tarkett transaction does indeed constitute an indirect take-over bid for

Domco, supports our position that Sommer improperly kept the Domco Board in the dark regarding take-over negotiations affecting Domco's future, and that the Domco Board subsequently acted in contradiction to its fiduciary duties to all shareholders in rejecting Armstrong's clearly superior offer.

"We are today in a global economy. If multinational companies wish to avail themselves of capital markets around the world, then shareholders, in all markets, must be treated equitably," he concluded.

Background
----------

On June 9, Armstrong announced its offer to acquire all of the outstanding shares of Domco, which is approximately 57% owned by Sommer Allibert S.A., for CDN$23.00 per share. Also on June 9 Armstrong filed suit in the United States District Court for the Eastern District of Pennsylvania alleging that Sommer had used confidential information provided by Armstrong, obtained during negotiations with Armstrong regarding the purchase of Sommer's worldwide flooring assets, to structure a proposed transaction with Tarkett AG, which Sommer announced immediately after it broke off negotiations with Armstrong. This use of confidential information by Sommer and Tarkett was in violation of a Confidentiality Agreement, an exclusivity understanding and Sommer's obligation to negotiate with Armstrong fairly and in good faith.

On June 23, Armstrong filed a claim, amended on August 11, in the Ontario Court (General Division) alleging that members of Domco's Board breached their fiduciary duty to Domco and acted in a manner that is oppressive to minority shareholders. Among other things, Armstrong is seeking the replacement of Domco 's Board with independent directors, and instruction by the court to the new Domco Board to consider afresh Armstrong's proposal that the Board issue new shares to Armstrong to bring Armstrong to the 51 % ownership threshold so that it may provide value to all Domco shareholders.

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